Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, 602.957.9779
cwalsh@walshcomm.com

GameTech names Jay Meilstrup President and CEO
Meilstrup Replaces Furman

RENO, Nev., (TBD, 2005) GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced that the Company has named Jay Meilstrup to lead the Company as President and CEO, effective July 1, 2005. The announcement was made by Chairman of the Board, Richard Fedor, at the conclusion of a special Board meeting at which former President and CEO, John Furman, tendered his resignation.

Mr. Fedor commented, “John was brought in to restore GameTech to profitability after a period of disappointing performance. The Company under John has made significant progress. Both John and the Board felt the Company now needs a President and CEO with a background in all aspects of the gaming industry and can restore the Company to its leading position in the electronic bingo industry. Jay brings 17 years of experience in gaming and understands the casino business from the operations and management perspective. We appreciate John’s efforts and wish him well in his future ventures. He has left Jay with a much better organization – one that we believe provides a platform for success.”

Most recently, Meilstrup was the Senior Vice President Niagara Properties at Niagara Falls Casino in Niagara Falls, Ontario, Canada. Meilstrup was also the General Manager of Casino Niagara, Canada’s most popular tourist attraction, for five years and previously served as Vice President of Game Development for Shuffle Master Gaming. Meilstrup spent many years in casino and bingo management and was Product Marketing Manager for Bally Gaming, Inc., Vice President of Operations for the Oasis Resort Hotel Casino, and Director of Casino Operations at the Santa Fe Hotel Casino.

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed-base units and turnkey accounting and management software. The Company supports its customers with products it believes increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.